Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of CorMedix Inc. on Form S-3 (No. 333-279277) and Form S-8 (Nos. 333-170498, 333-192840, 333-212430, 333-235556, and 333-268019), of our report dated May 12, 2025, on our audits of the financial statements of Melinta Therapeutics, Inc. and Subsidiaries as of December 31, 2024 and 2023 and for each of the years then ended, which report appears in the Form 8-K/A of CorMedix Inc. dated September 30, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

September 30, 2025